UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT  REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 15th 2014

Helios Energia Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-54613	45-4511132
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

108 West 13th Street, Wilmington Delaware	19801
Address of Registered Agent for the Company in Delaware	Zip Code

Registrant’s Telephone Number, Including Area Code: (44) 74 4705 3421

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

ITEM 1.01 EN TR Y INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Sale

On July 29th, 2014, Helios Energia Limited (“Seller”) agreed to sell all of its holdings in the company Helios Energia Inc. (formerly "Accelerated Acquisitions XXI, Inc.") equal to 23,350,000 (twenty three million three hundred and fifty thousand) shares of common stock par value $0.0001, representing its total holdings of common shares for a price of $0.0042827 per share. At the same time, VES CAP I, S.A. de C.V. (the “Purchaser”) agreed to transfer the Purchase Price consideration to Helios Energia Limited, in two payments as follows: (i) transfer of US$10,000 (ten thousand dollars) as an initial good faith earnest money down-payment then (ii) US$25,000.00 (twenty five thousand dollars) in immediately available good cleared funds to the banking instructions of Helios Energia Ltd in London, upon signature of the Subscription documentation and (iii) US$65,000.00 (sixty five thousand dollars) also Helios Energia Ltd, upon completion of conditions set forth by the parties in the attached Subscription Agreement.

After settlement of the cash consideration for US$100,000.00 (one hundred thousand dollars), VES CAP I, S.A. de C.V. will own a total 23,350,000 issued shares of common stock par value $0.0001 held privately as the interest of Helios Energia Limited was reduced to 0 (zero) common shares or 0% (zero percent) of the total issued  and outstanding  24,850,000 common  shares. There  are 100  million common  shares authorized and 10 million preferred shares also authorized of which 0 (zero) have been issued. Simultaneously with the share purchase, Florencio Cabrera F. de Teresa then resigns as Chief Executive Officer and is appointed to the Board and may remain so with elections, nomination and appointments of the Company’s Board of Directors.

Mr. Alfredo Nunez was appointed as Chief Executive Officer and President, Mr. Manuel Cardenas was appointed Secretary and Mr. Luis Roberto Perez-Aguirre was appointed Treasurer until such time as the formal and extraordinary meeting of Shareholders is called to order in order to nominate and elect Officers.

Such actions represent a change of control of the Company. There are NO anti-dilutive provisions and the Company has not entered into any form of Shareholder’s Agreement other than the standard Bylaws of the State of Delaware. As such, the Seller has agreed with the Purchaser to hold an equity increase in the near future that will be actually subscribed in cash and that if the previous holders of common shares, including Accelerated Venture Partners who currently hold 1,500,000 (one million five hundred thousand) common shares, do not pay in cash the new capitalization of equity subscription, then these holders will be diluted to the new capitalization value. The intent of the Sale and Purchase of shares is to maximize the value of the holdings of common shares of the Company that have been sold and transferred by Helios Energia Limited to VES CAP I, S.A. de C.V. In turn, there may be additional Warrants and Compensation Agreements to be negotiated in good faith at a later date and Accelerated Venture Partners are offered to tender their shares pursuant to Delaware law.

The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares. Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company. The purchase of the shares by the Purchaser  was completed pursuant to written Subscription Agreements with the Company. The purchase was not subject to any other terms and conditions other than the sale of the shares in  exchange for the cash payment.

Concurrent with the sale of the shares, the Company will file a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name.

ITEM 9.01. EXHIBITS

Number	Description
10.1*	Subscription Agreement, dated as of July 24th 2014 by and among Accelerated Acquisitions XXI (dba Helios Energia Inc.) (the "Seller") and VES CAP I, S.A. de C.V. (the “Purchaser”)

10.2*	Letter dated July 24th, 2014, from Helios Energia Limited to VES CAP I, S.A. de C.V. regarding the TRANSFER of shares upon receipt of cash consideration by Helios Energia Ltd
* Previously filed August 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 27th 2014.

HELIOS ENERGIA INC. (ACCELERATED ACQUISITIONS XXI, INC.)

/s/ Florencio Cabrera F. de Teresa
Florencio Cabrera F. de Teresa
Chief Executive Officer President

/s/ Manuel Cardenas
Manuel Cardenas
Secretary